Earnings Release November 1, 2012
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the third quarter of 2012. For the quarter, distributable cash flow was $40.4 million, up $14.7 million, or 57% compared to the third quarter of 2011. Based on these results, HEP announced its 32nd consecutive distribution increase on October 26, 2012, raising the quarterly distribution from $0.91 to $0.925, representing a 6% increase over the distribution for the third quarter of 2011.
Net income attributable to Holly Energy Partners for the third quarter was $24.5 million ($0.68 per basic and diluted limited partner unit) compared to $16.7 million ($0.58 per basic and diluted limited partner unit) for the third quarter of 2011. This increase in earnings is due principally to increased pipeline shipments, earnings attributable to our November 2011 asset acquisition and annual tariff increases. These factors were offset partially by increased operating costs and expenses and higher interest expense.
Commenting on the third quarter of 2012, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “We are extremely pleased with our financial results, particularly with the record levels of our distributable cash flow and EBITDA. EBITDA for the third quarter was $49.8 million, an increase of $16.5 million, or 50%, over last year’s third quarter."
“Increased domestic oil production has positively impacted the gross margins of the refineries we serve throughout our Midcontinent, Rocky Mountain and Southwest asset base. This has given our refinery shippers strong incentives to increase their production levels, which has correspondingly raised our pipeline and terminal utilization rates. Additionally, increased oil drilling activity near our crude oil gathering pipelines in Southeast New Mexico has continued to raise the amount of oil we gather and transport on our New Mexico crude oil pipeline assets. These positive industry fundamentals have increased the financial contribution from our heritage assets while our tankage and terminals acquisition in November 2011 and our UNEV pipeline acquisition in July 2012 further fueled significant additions to our year over year growth in distributable cash flow,” Clifton said.
Third Quarter 2012 Revenue Highlights
Revenues for the quarter were $72.5 million, a $23.5 million increase compared to the third quarter of 2011. The revenue increase was due to increased pipeline shipments, revenues attributable to our July 2012 and November 2011 acquisitions and the effect of annual tariff increases. Overall pipeline volumes were up 23% compared to the third quarter of 2011.

•
Revenues from our refined product pipelines were $25.9 million, an increase of $6.9 million primarily due to increased refined pipeline shipments, revenues attributable to UNEV and annual tariff increases. Shipments averaged 180.4 thousand barrels per day (“mbpd”) compared to 140.3 mbpd for the third quarter of 2011.

•
Revenues from our intermediate pipelines were $7.3 million, an increase of $1.4 million, on shipments averaging 132.2 mbpd compared to 91.8 mbpd for the third quarter of 2011. This includes $1.3 million in revenues attributable to our Tulsa interconnect pipelines that were placed in service in September 2011.

•	Revenues from our crude pipelines were $12.3 million, an increase of $1.5 million, on shipments averaging 187.9 mbpd compared to 175.5 mbpd for the third quarter of 2011.

•
Revenues from terminal, tankage and loading rack fees were $27.0 million, an increase of $13.7 million compared to the third quarter of 2011. This includes $12.4 million in revenues attributable to our assets acquired in November 2011 that serve HollyFrontier's El Dorado and Cheyenne refineries.

Refined products terminalled in our facilities increased to an average of 325.1 mbpd compared to 227.2 mbpd for the third quarter of 2011.
Revenues for the three months ended September 30, 2012 include the recognition of $0.7 million of prior shortfalls billed to shippers in 2011, as they did not meet their minimum volume commitments within the contractual make-up period. As of September 30, 2012, deferred revenue in our consolidated balance sheet was $9.3 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the contractual make-up period.
Nine Months Ended September 30, 2012 Revenue Highlights
Revenues for the nine months ended September 30, 2012 were $207.0 million, a $62.1 million increase compared to the same period of 2011. The revenue increase was due to increased pipeline shipments, revenues attributable to our July 2012 and November 2011 acquisitions and the effect of annual tariff increases, partially offset by a $6.7 million decrease in previously deferred revenue realized. Overall pipeline volumes were up 25% compared to the same period of 2011.

•
Revenues from our refined product pipelines were $74.6 million, an increase of $13.6 million primarily due to increased refined pipeline shipments, revenues attributable to UNEV and annual tariff increases partially offset by the effects of a $7.2 million decrease in previously deferred revenue realized. Shipments averaged 166.7 mbpd compared to 136.3 mbpd for the nine months ended September 30, 2011.

•
Revenues from our intermediate pipelines were $21.1 million, an increase of $5.4 million, on shipments averaging 131.0 mbpd compared to 81.6 mbpd for the nine months ended September 30, 2011. This includes $3.7 million in revenues attributable to our Tulsa interconnect pipelines and the effects of a $0.5 million increase in previously deferred revenue realized.

•	Revenues from our crude pipelines were $33.8 million, an increase of $3.5 million, on shipments averaging 169.9 mbpd compared to 157.6 mbpd for the nine months ended September 30, 2011.

•
Revenues from terminal, tankage and loading rack fees were $77.5 million, an increase of $39.5 million compared to the nine months ended September 30, 2011. This includes $36.0 million in revenues attributable to our terminal, tankage and loading racks serving HollyFrontier's El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 318.9 mbpd compared to 217.0 mbpd for the nine months ended September 30, 2011.

Revenues for the nine months ended September 30, 2012 include the recognition of $3.2 million of prior shortfalls billed to shippers in 2011, as they did not meet their minimum volume commitments within the contractual make-up period.
Cost and Expense Highlights
Operating costs and expenses were $35.8 million and $107.2 million for the three and the nine months ended September 30, 2012, respectively, representing increases of $8.4 million and $33.8 million over the respective periods of 2011. These increases reflect incremental operating costs and expenses attributable to UNEV and our recently acquired assets serving HollyFrontier’s El Dorado and Cheyenne refineries and higher throughput levels on our legacy assets, as well as year-over-year increases in depreciation expense, maintenance service and payroll costs and professional fees.
Interest expense was $12.5 million and $34.3 million for the three and the nine months ended September 30, 2012, respectively, representing increases of $3.7 million and $8.2 million over the respective periods of 2011 due to higher year-over-year debt levels. Also, we recognized a loss of $3.0 million for the nine months ended September 30, 2012, on the early extinguishment of our $185 million 6.25% senior notes.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1009340.
An audio archive of this webcast will be available using the above noted link through November 15, 2012.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, L.L.C., the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline, L.L.C., a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the nine months ended September 30, 2012 and 2011.

	Three Months Ended September 30,		Change from
	2012	2011	2011
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$16,350	$12,414	$3,936
Affiliates – intermediate pipelines	7,319	5,935	1,384
Affiliates – crude pipelines	12,306	10,846	1,460
	35,975	29,195	6,780
Third parties – refined product pipelines	9,538	6,525	3,013
	45,513	35,720	9,793
Terminals, tanks and loading racks:
Affiliates	24,601	11,519	13,082
Third parties	2,382	1,797	585
	26,983	13,316	13,667
Total revenues	72,496	49,036	23,460
Operating costs and expenses:
Operations	21,324	16,398	4,926
Depreciation and amortization	13,044	8,916	4,128
General and administrative	1,399	2,012	(613)
	35,767	27,326	8,441
Operating income	36,729	21,710	15,019

Equity in earnings of SLC Pipeline	877	641	236
Interest expense, including amortization	(12,540)	(8,828)	(3,712)
Other income	—	20	(20)
	(11,663)	(8,167)	(3,496)
Income before income taxes	25,066	13,543	11,523
State income tax expense	(137)	77	(214)
Net income	24,929	13,620	11,309
Allocation of net loss attributable to Predecessors(1)	146	3,000	(2,854)
Allocation of net loss (income) attributable to noncontrolling interests	(582)	124	(706)
Net income attributable to Holly Energy Partners	24,493	16,744	7,749
General partner interest in net income, including incentive distributions(2)	(5,299)	(4,009)	(1,290)
Limited partners’ interest in net income	$19,194	$12,735	$6,459
Limited partners’ earnings per unit – basic and diluted:(2)	$0.68	$0.58	$0.10
Weighted average limited partners’ units outstanding	28,268	22,079	6,189
EBITDA(3)	$49,770	$33,228	$16,542
Distributable cash flow(4)	$40,431	$25,731	$14,700

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	114,113	96,105	18,008
Affiliates – intermediate pipelines	132,220	91,783	40,437
Affiliates – crude pipelines	187,861	175,459	12,402
	434,194	363,347	70,847
Third parties – refined product pipelines	66,274	44,212	22,062
	500,468	407,559	92,909
Terminals and loading racks:
Affiliates	267,638	183,987	83,651
Third parties	57,496	43,224	14,272
	325,134	227,211	97,923
Total for pipelines and terminal assets (bpd)	825,602	634,770	190,832

	Nine Months Ended September 30,		Change from
	2012	2011	2011
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$46,726	$33,370	$13,356
Affiliates – intermediate pipelines	21,076	15,637	5,439
Affiliates – crude pipelines	33,844	30,296	3,548
	101,646	79,303	22,343
Third parties – refined product pipelines	27,856	27,588	268
	129,502	106,891	22,611
Terminals, tanks and loading racks:
Affiliates	70,695	32,571	38,124
Third parties	6,792	5,447	1,345
	77,487	38,018	39,469
Total revenues	206,989	144,909	62,080
Operating costs and expenses:
Operations	61,355	43,804	17,551
Depreciation and amortization	39,899	24,627	15,272
General and administrative	5,925	4,948	977
	107,179	73,379	33,800
Operating income	99,810	71,530	28,280

Equity in earnings of SLC Pipeline	2,502	1,848	654
Interest expense, including amortization	(34,269)	(26,101)	(8,168)
Loss on early extinguishment of debt	(2,979)	—	(2,979)
Other expense	—	8	(8)
	(34,746)	(24,245)	(10,501)
Income before income taxes	65,064	47,285	17,779
State income tax expense	(287)	(169)	(118)
Net income	64,777	47,116	17,661
Allocation of net loss attributable to Predecessors(1)	4,199	3,515	684
Allocation of net loss attributable to noncontrolling interests	658	295	363
Net income attributable to Holly Energy Partners	69,634	50,926	18,708
General partner interest in net income, including incentive distributions(2)	(16,724)	(11,418)	(5,306)
Limited partners’ interest in net income	$52,910	$39,508	$13,402
Limited partners’ earnings per unit – basic and diluted:(2)	$1.91	$1.79	$0.12
Weighted average limited partners’ units outstanding	27,666	22,079	5,587
EBITDA(3)	$139,165	$100,282	$38,883
Distributable cash flow(4)	$111,506	$67,924	$43,582

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	104,444	88,172	16,272
Affiliates – intermediate pipelines	130,972	81,618	49,354
Affiliates – crude pipelines	169,922	157,598	12,324
	405,338	327,388	77,950
Third parties – refined product pipelines	62,301	48,107	14,194
	467,639	375,495	92,144
Terminals and loading racks:
Affiliates	265,958	174,866	91,092
Third parties	52,918	42,102	10,816
	318,876	216,968	101,908
Total for pipelines and terminal assets (bpd)	786,515	592,463	194,052

(1)
We are a consolidated variable interest entity and under common control of HollyFrontier. With respect to the July 2012 acquisition of HollyFrontier's 75% interest in UNEV, U.S. generally accepted accounting principles (“GAAP”) require that our financial statements reflect the historical operations of the assets recognized by

HollyFrontier, effectively as if the assets were already under our ownership and control. Accordingly, we recognized additional revenues of $0.3 million and $8.1 million and net losses of $0.1 million and $4.2 million for the three and nine months ended September 30, 2012, respectively, that relate to the operations of UNEV prior to our acquisition date. We recognized net losses of $0.4 million and $0.9 million for the three and nine months ended September 30, 2011, respectively, that relate to the operations of UNEV. This retrospective adjustment did not have a significant impact on our operating results prior to 2012 as initial start-up activities of the pipeline commenced December 2011. Results of operations of UNEV prior to the acquisition on July 12, 2012 are herein referred to as the Predecessor's results. Additionally, volume information does not reflect volumes prior to our acquisition date.

(2)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $4.9 million and $3.7 million for the three months ended September 30, 2012 and 2011, respectively, and $15.6 million and $10.6 million for the nine months ended September 30, 2012 and 2011, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(3)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Net income attributable to Holly Energy Partners	$24,493	$16,744	$69,634	$50,926
Add (subtract):
Interest expense	10,738	8,520	29,045	25,198
Amortization of discount and deferred debt charges	1,802	308	5,224	903
Loss on early extinguishment of debt	—	—	2,979	—
State income tax	137	(77)	287	169
Depreciation and amortization	13,044	8,916	39,899	24,627
Predecessor depreciation and amortization	(444)	(1,183)	(7,903)	(1,541)
EBITDA	$49,770	$33,228	$139,165	$100,282

(4)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of billed crude revenue settlement and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Net income attributable to Holly Energy Partners	$24,493	$16,744	$69,634	$50,926
Add (subtract):
Depreciation and amortization	13,044	8,916	39,899	24,627
Predecessor depreciation and amortization	(444)	(1,183)	(7,903)	(1,541)
Amortization of discount and deferred debt charges	1,802	308	5,224	903
Loss on early extinguishment of debt	—	—	2,979	—
Billed crude revenue settlement	917	—	2,753	—
Increase (decrease) in deferred revenue	2,162	1,201	1,733	(3,917)
Maintenance capital expenditures*	(2,287)	(453)	(3,886)	(3,586)
Other non-cash adjustments	744	198	1,073	512
Distributable cash flow	$40,431	$25,731	$111,506	$67,924

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	September 30,	December 31,
	2012	2011 (6)
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$1,993	$7,369
Working capital	$18,520	$7,016
Total assets	$1,379,773	$1,393,561
Long-term debt	$874,434	$605,888
Partners' equity(5)	$354,852	$643,537

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $312.8 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

(6)
Such amounts have been recast as if UNEV had been under our control at December 31, 2011. The impact on partners' equity from this recast was an increase of $314 million at December 31, 2011.  Accounting rules for transactions between companies under common control require pre-acquisition periods to reflect HFC's historic basis in transferred assets and liabilities, notwithstanding how the transaction is ultimately financed.  With the close of the UNEV acquisition in July 2012, we adjusted partners' equity to reflect the actual financing of the transaction.  This included cash consideration of approximately $260.9 million which was financed through long-term borrowings.  The reduction in partners' equity when comparing the reported periods is due principally to the recast accounting treatment.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
M. Neale Hickerson, Investor Relations
Holly Energy Partners, L.P.
214/871-3555